Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara Baker
Taubman Centers, Inc.
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS REPORTS STRONG FIRST QUARTER RESULTS

•	FFO Per Share $0.05 Ahead of Consensus
•	Robust Tenant Sales per Square Foot Up 5.0%
•	Floating Interest Rate Exposure Nearly Eliminated

BLOOMFIELD HILLS, Mich., April 20, 2006 -- Taubman Centers, Inc. (NYSE: TCO) announced its financial results for the first quarter of 2006.

Net Income allocable to common shareholders per diluted common share (EPS) for the quarter ended March 31, 2006 was $0.10, up from $0.05 for the same period last year.

Taubman Centers’ Adjusted Funds from Operations (FFO) per diluted share was $0.62 for the quarter ended March 31, 2006, an increase of 8.8 percent from $0.57 per diluted share for the same period last year. Adjusted FFO excludes financing charges incurred during the first quarter of 2006. FFO for the quarter ended March 31, 2006 was $0.60 per diluted share, an increase of 5.3 percent from $0.57 per share for the same period last year. This result was $0.05 ahead of consensus.

“These are solid results,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “The increase in our FFO was primarily due to increased rents and lease cancellation income in our core portfolio and the strong opening of Northlake Mall (Charlotte, N.C.) in September 2005.”

Solid Operating Statistics

The company’s shopping centers were 90.9 percent leased on March 31, 2006, up 0.4 percent from 90.5 percent on March 31, 2005. Occupancy was 88.3 percent on March 31, 2006 versus 88.4 percent on March 31, 2005.

Tenant sales per square foot increased 5.0 percent over the first quarter of 2005. “We are especially pleased with the sales performance given the later Easter this year and the tough comparison with the first quarter of 2005--when we posted near-record tenant sales per square foot growth,” said Mr. Taubman.

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Focused on Growth

“The Mall at Partridge Creek (Clinton Township, Mich.) continues to be on schedule for its October 2007 opening. The project is on budget and we are extremely pleased with the leasing and merchandising,” said Mr. Taubman. “Earlier this week we issued a preview of the stores and restaurants joining Nordstrom, Parisian and MJR Cinema 14. The strength of names like Apple, Ann Taylor, Coldwater Creek, J.Crew, Brooks Brothers, Delia’s, Eddie Bauer, Gap, Gap Kids, Baby Gap, Gap Body and Banana Republic is a testament to the quality of the market, its demographics and growth. In addition, we announced the first four of six restaurants for the center. This great restaurant line-up includes P.F. Chang’s China Bistro, Bravo! Italian Kitchen, California Pizza Kitchen and Claddagh Irish Pub. This is a remarkable line-up, especially 18 months from opening.”

The Pier at Caesars (Atlantic City, N.J.) is now expected to open on June 27. The center’s upscale stores and distinctive restaurants promise to redefine shopping in Atlantic City. For the first time Atlantic City will offer stores like Louis Vuitton, Gucci, Burberry, Tiffany & Co., Ferragamo, Scoop, Apple, and Tommy Bahama and restaurants such as Steven Starr’s The Continental and Buddakan, Jeffrey Chodorow’s English is Italian and rumjungle, Phillips Seafood and Patrick Lyon’s Game On, Dubliner and Sonsie. Taubman Centers will own 30 percent of The Pier at Caesars and is providing leasing and development administration services as needed.

Sound Balance Sheet

“Our balance sheet grows stronger and stronger,” said Lisa A. Payne, Taubman Centers’ vice chairman and chief financial officer. “Since the first of the year we have continued to take advantage of both the favorable interest rate environment and our excess cash position to pay off floating rate debt, refinance with long-term debt at attractive fixed rates and announce the redemption of all outstanding Series A Preferred Stock. At March 31, 2006 floating rate debt was about two percent of our market capitalization and our lines of credit were fully available.” The company:

•	refinanced Northlake Mall, putting a $215.5 million 10-year interest-only non-recourse loan on the property carrying an all-in interest rate of 5.4 percent;
•

paid off $144.4 million of floating rate loans on The Shops at Willow Bend (Plano, Texas) with proceeds from the $540 million refinancing of the Mall at Short Hills (Short Hills, N.J.) that closed in December;

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•	paid off $56.5 million of loans on The Mall at Oyster Bay, a development project in Syossett, Long Island, N.Y.;
•	locked in a fixed rate of 5.24 percent for an expected $280 million non-recourse refinancing (10-year interest only) which will occur in May at Cherry Creek Shopping Center (Denver, Col.); and
•	in mid-April, called the remaining $113 million of Series A Cumulative Redeemable 8.30% Preferred Stock for redemption.

“Given the uncertain interest rate environment, we’re delighted we now have minimal interest rate exposure,” added Ms. Payne.

Financial Statement Presentation

During the first quarter, as previously announced, Taubman Centers adopted new accounting guidance that resulted in the classification of Cherry Creek Shopping Center as a consolidated property as of the first of the year. Therefore, effective in the first quarter, 14 of the company’s 21 owned properties are consolidated in the financial presentation.

Also during the first quarter, the company reclassified certain line items on its income statement. During 2006, these changes will be presented consistently for both the current period and for the prior year’s results. These changes make Taubman Centers’ presentation more consistent with its peers. None of these changes had any impact on the company’s 2005 Net Income or FFO. They include:

•	Gains on Land Sales and Interest Income, which were previously included in “Other Revenues,” are now presented separately.
•	Depreciation that was previously included in “Recoverable Expenses” is now included in “Depreciation and Amortization.”
•	The remaining “Recoverable Expenses” have been re-captioned “Maintenance, Taxes and Utilities.”
•

Promotional funds, which were previously presented on a net amount retained basis, are now presented on a gross basis, with revenues included in “Recoveries from Tenants” and the related expenses in “Other Operating” expense.

A quarterly income statement for 2005 that is consistent with the 2006 presentation is included in the supplemental investor package on www.taubman.com.

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Outlook

Excluding the impact of financing-related charges on the refinancings and planned redemptions of preferred stock, the company is increasing its guidance on 2006 Adjusted FFO per diluted share to a range of $2.50 to $2.55. Including the impact of the refinancings and the planned redemptions, 2006 FFO per diluted share is estimated to be in the range of $2.41 to $2.46. The company anticipates its 2006 Net Income allocable to common shareholders will be in the range of $0.31 to $0.52 per common share.

Supplemental Investor Information Available

The company provides supplemental investor information along with its earnings announcements, available online at www.taubman.com under “Investor Relations.” This includes the following:

•	Income Statement
•	Income Statement – 2005 Reclassified by Quarter
•	Earnings Reconciliations
•	Changes in Funds from Operations and Earnings Per Share
•	Components of Other Income, Other Operating Expense, and Gains on Land Sales and Interest Income
•	Balance Sheets
•	Debt Summary
•	Other Debt and Equity Information
•	Construction
•	Capital Spending
•	Divestitures
•	Operational Statistics
•	Owned Centers
•	Major Tenants in Owned Portfolio
•	Anchors in Owned Portfolio

Investor Conference Call

The company will host a conference call at 11:00 a.m. (EDT) on April 21 to discuss these results and will simulcast the conference call at www.taubman.com under “Investor Relations” as well as www.fulldisclosure.com and www.streetevents.com. The online replay will follow shortly after the call and continue for 90 days. In addition, the conference call will be available as a podcast at www.reitcafe.com.

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Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 22 urban and suburban, regional and super regional shopping centers in 11 states. In addition, two centers are under construction. The Pier at Caesars is scheduled to open on June 27, 2006 and The Mall at Partridge Creek is scheduled to open in October 2007. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, construction delays, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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TAUBMAN CENTERS, INC.
Table 1 — Summary of Results
For the Three Months Ended March 31, 2006 and 2005

(in thousands of dollars, except as indicated)

	Three Months Ended March 31

	2006	2005

Income before and minority and preferred interests (1)	21,408	18,216
Minority interest in consolidated joint ventures	(461)	(6)
Minority share of income of TRG (2)	(5,717)	(5,165)
Distributions in excess of earnings allocable to minority partners (2)	(3,181)	(4,010)
TRG preferred distributions	(615)	(615)
Net income	11,434	8,420
Preferred dividends	(6,003)	(6,150)
Net income allocable to common shareowners	5,431	2,270
Net income per common share - basic and diluted	0.10	0.05
Beneficial interest in EBITDA - consolidated businesses (3) (4)	72,703	60,868
Beneficial interest in EBITDA - unconsolidated joint ventures (3) (4)	22,368	26,668
Funds from Operations (3)	49,120	46,572
Funds from Operations allocable to TCO (3)	31,582	28,531
Funds from Operations per common share - basic (3)	0.61	0.57
Funds from Operations per common share - diluted (3)	0.60	0.57
Weighted average number of common shares outstanding-basic	52,128,022	49,643,865
Weighted average number of common shares outstanding -diluted	52,350,986	49,791,718
Common shares outstanding at end of period	52,774,536	49,976,870
Weighted average units - Operating Partnership - basic	81,076,361	81,035,007
Weighted average units - Operating Partnership - diluted	82,170,587	82,054,122
Units outstanding at end of period - Operating Partnership	81,076,642	81,074,049
Ownership percentage of the Operating Partnership at end of period	65.1%	61.6%
Number of owned shopping centers at end of period	21	21

Operating Statistics:
Mall tenant sales	927,139	885,891
Mall tenant sales - comparable (5)	881,192	842,406
Ending occupancy (6)	88.3%	88.4%
Ending occupancy - comparable (5) (6)	88.3%	88.5%
Average occupancy (6)	88.4%	88.6%
Average occupancy - comparable (5) (6)	88.4%	88.7%
Leased space at end of period (6)	90.9%	90.5%
Leased space at end of period - comparable (5) (6)	90.7%	90.5%
Mall tenant occupancy costs as a percentage of tenant sales-consolidated businesses (4)	15.7%	15.9%
Mall tenant occupancy costs as a percentage of tenant sales-unconsolidated joint ventures (4)	13.8%	14.5%
Rent per square foot - consolidated businesses (4) (5)	43.16	41.48
Rent per square foot - unconsolidated joint ventures (4) (5)	41.80	42.48

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(1)	Income before minority and preferred interests for the three months ended March 31, 2006 includes a $2.1 million charge incurred in connection with the write-off of financing costs related to the pay-off of the loans on The Shops at Willow Bend prior to their maturity date.

(2)	Because the Operating Partnership’s balance of net equity allocable to partnership unitholders is less than zero, the income allocated to minority partners during the three months ended March 31, 2006 and 2005 is equal to the minority partners’ share of distributions. The Operating Partnership’s net equity allocable to partnership unitholders is less than zero due to accumulated distributions in excess of net income and not as a result of operating losses.

(3)	Beneficial Interest in EBITDA represents the Operating Partnership’s share of the earnings before interest and depreciation and amortization of its consolidated and unconsolidated businesses. The Company believes Beneficial Interest in EBITDA provides a useful indicator of operating performance, as it is customary in the real estate and shopping center business to evaluate the performance of properties on a basis unaffected by capital structure.

In addition, the Company uses Net Operating Income (NOI) as an alternative measure to evaluate the operating performance of centers, both on individual and stabilized portfolio bases. The Company defines NOI as property-level operating revenues (rental income, excluding straightline adjustments of minimum rent, tenant recoveries, and other shopping center-related income) less maintenance, taxes, utilities, ground rent, and other property operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest expense, depreciation and amortization, and gains from land and property dispositions, it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs.

The National Association of Real Estate Investment Trusts (NAREIT) defines Funds from Operations (FFO) as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts have considered presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs. FFO is primarily used by the Company in measuring performance and in formulating corporate goals and compensation.

These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions. None of these non-GAAP measures should be considered alternatives to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing, or financing activities as defined by GAAP.

As previously reported for 2005, because of a change in the Company’s business practice to offer its tenants the option to pay a fixed charge or pay their share of common area maintenance (CAM) costs and related change to contractual terms of leases, the Company began adding back in the fourth quarter of 2005 all depreciation on CAM assets to calculate EBITDA and FFO, including depreciation on CAM assets that were recovered from tenants in the period of acquisition and depreciated over the recovery period. The Company has restated previously reported amounts in order to be comparable with 2006 amounts. For the three months ended March 31, 2006 and 2005, TRG’s beneficial interest in the depreciation of center replacement assets that were reimbursed in the period of acquisition for its Consolidated Businesses and Unconsolidated Joint Ventures was $0.1 million and $0.1 million, respectively (in total, $0.00 per share) and $0.2 million and $0.3 million, respectively (in total, $0.01 per share). The Company’s share of depreciation on all CAM capital expenditures, which were previously included as a component of recoverable expenses, was $2.0 million and $2.4 million for the three months ended March 31, 2006 and 2005, respectively.

(4)	The results of Cherry Creek Shopping Center are presented within the Consolidated Businesses for periods beginning January 1, 2006, as a result of the Company’s adoption of EITF 04-5. Results of Cherry Creek prior to 2006 are included within the Unconsolidated Joint Ventures.

(5)	Statistics exclude Northlake Mall, Waterside Shops at Pelican Bay, and Woodland. 2005 statistics have been restated to include comparable centers to 2006.

(6)	Statistics include anchor spaces at value centers (Arizona Mills, Dolphin Mall, and Great Lakes Crossing).

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TAUBMAN CENTERS, INC.
Table 2 — Income Statement (1)
For the Three Months Ended March 31, 2006 and 2005

(in thousands of dollars)

	2006		2005

	CONSOLIDATED BUSINESSES	UNCONSOLIDATED JOINT VENTURES (2)	CONSOLIDATED BUSINESSES	UNCONSOLIDATED JOINT VENTURES (2)

REVENUES:
Minimum rents	75,995	34,534	63,078	45,241
Percentage rents	2,890	928	1,696	1,319
Expense recoveries	44,893	18,072	37,560	22,872
Management, leasing and development services	2,923		2,200
Other	11,320	4,790	7,623	3,039

Total revenues	138,021	58,324	112,157	72,471

EXPENSES:
Maintenance, taxes and utilities	34,798	13,382	29,998	16,033
Other operating	16,595	5,242	13,425	7,674
Management, leasing and development services	1,518		1,195
General and administrative	6,924		5,959
Interest expense (3)	34,283	13,242	25,540	16,775
Depreciation and amortization (4)	33,389	10,182	29,499	13,580

Total expenses	127,507	42,048	105,616	54,062

Gains on land sales and interest income	2,423	252	2,605	112

	12,937	16,528	9,146	18,521

Equity in income of Unconsolidated Joint Ventures	8,471		9,070

Income before minority and preferred interests	21,408		18,216
Minority and preferred interests:
TRG preferred distributions	(615)		(615)
Minority share of consolidated joint ventures	(461)		(6)
Minority share of income of TRG	(5,717)		(5,165)
Distributions in excess of minority share of income of TRG	(3,181)		(4,010)

Net income	11,434		8,420
Preferred dividends	(6,003)		(6,150)

Net income allocable to common shareowners	5,431		2,270

SUPPLEMENTAL INFORMATION (5):
EBITDA - 100%	80,609	39,952	64,185	48,876
EBITDA - outside partners' share	(7,906)	(17,584)	(3,317)	(22,208)

Beneficial interest in EBITDA	72,703	22,368	60,868	26,668
Beneficial interest expense	(31,206)	(7,556)	(24,274)	(9,329)
Non-real estate depreciation	(571)		(596)
Preferred dividends and distributions	(6,618)		(6,765)

Funds from Operations contribution	34,308	14,812	29,233	17,339

Net straightline adjustments to rental revenue, recoveries,
and ground rent expense at TRG %	129	(230)	489	(82)

(1)	The results of Cherry Creek Shopping Center are presented within the Consolidated Businesses for periods beginning January 1, 2006, as a result of the Company’s adoption of EITF 04-5. Results of Cherry Creek prior to 2006 are included within the Unconsolidated Joint Ventures. In addition, in 2006 the Company modified its income statement presentation for depreciation of center replacement assets, revenues and expense related to marketing and promotion services, and gains on land sales and interest income. As a result, certain reclassifications have been made to prior year amounts to conform to current year classifications.

(2)	With the exception of the Supplemental Information, amounts include 100% of the Unconsolidated Joint Ventures. Amounts are net of intercompany transactions. The Unconsolidated Joint Ventures are presented at 100% in order to allow for measurement of their performance as a whole, without regard to the Company’s ownership interest. In its consolidated financial statements, the Company accounts for its investments in the Unconsolidated Joint Ventures under the equity method.

(3)	Interest expense for the three months ended March 31, 2006 includes a $2.1 million charge representing the write-off of financing costs related to the pay-off of the loans on The Shops at Willow Bend prior to their maturity date.

(4)	Included in depreciation and amortization of the Consolidated Businesses and Unconsolidated Joint Ventures (both at 100%) are $1.7 million and $0.6 million, respectively, of depreciation of center replacement assets for the three months ended March 31, 2006, and $1.7 million and $1.5 million, respectively, for the three months ended March 31, 2005.

(5)	In order to be comparable to 2006 amounts, EBITDA and FFO for the three months ended March 31, 2005 have been restated from amounts previously reported to include an add-back of depreciation of center replacement assets reimbursed in the period of acquisition. See Note 3 to Table 1 of this release.

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TAUBMAN CENTERS, INC.
Table 3 — Reconciliation of Net Income to Funds from Operations and Adjusted Funds from Operations
For the Three Months Ended March 31, 2006 and 2005

(in thousands of dollars; amounts allocable to TCO may not recalculate due to rounding)

	Three Months Ended

	2006	2005

Net income allocable to common shareowners	5,431	2,270

Add (less) depreciation and amortization (1):
Consolidated businesses at 100%	33,389	29,499
Minority partners in consolidated joint ventures	(4,368)	(2,045)
Share of unconsolidated joint ventures	6,341	8,269
Non-real estate depreciation	(571)	(596)

Add minority interests in TRG:
Minority share of income of TRG	5,717	5,165
Distributions in excess of minority share of income of TRG	3,181	4,010

Funds from Operations	49,120	46,572

TCO's average ownership percentage of TRG	64.3%	61.3%

Funds from Operations allocable to TCO	31,582	28,531

Funds from Operations (1) (2)	49,120	46,572

Write-off of financing costs	2,065

Adjusted Funds from Operations (2)	51,185	46,572

TCO's average ownership percentage of TRG	64.3%	61.3%

Adjusted Funds from Operations allocable to TCO (2)	32,909	28,531

(1)	Depreciation and amortization includes depreciation of center replacement assets recoverable from tenants, which were previously classified as recoverable expenses in the Company’s financial statements. TRG’s beneficial interest in these amounts are $2.0 million and $2.4 million for the three months ended March 31, 2006 and 2005, respectively. In order to be comparable to 2006 amounts, 2005 amounts have been restated to include depreciation of center replacement assets that were reimbursed in the period of acquisition. See Note 3 to Table 1 of this release.

(2)	Adjusted FFO excludes a $2.1 million ($0.025 per share) charge during the first quarter of 2006 in connection with the write-off of financing costs related to the pay-off of the loans on The Shops at Willow Bend prior to their maturity date. The Company discloses this Adjusted FFO due to the significance and infrequent nature of the charge. Given the significance of the charge, the Company believes it is essential to a reader’s understanding of the Company’s results of operations to emphasize the impact on the Company’s earnings measures. The adjusted measures are not and should not be considered alternatives to net income or cash flows from operating, investing, or financing activities as defined by GAAP.

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TAUBMAN CENTERS, INC.
Table 4 — Reconciliation of Net Income to Beneficial Interest in EBITDA
For the Three Months Ended March 31, 2006 and 2005

(in thousands of dollars; amounts allocable to TCO may not recalculate due to rounding)

	Three Months Ended

	2006	2005

Net income	11,434	8,420

Add (less) depreciation and amortization (1):
Consolidated businesses at 100%	33,389	29,499
Minority partners in consolidated joint ventures	(4,368)	(2,045)
Share of unconsolidated joint ventures	6,341	8,269

Add (less) preferred interests and interest expense:
Preferred distributions	615	615
Interest expense:
Consolidated businesses at 100%	34,283	25,540
Minority partners in consolidated joint ventures	(3,077)	(1,266)
Share of unconsolidated joint ventures	7,556	9,329

Add minority interests in TRG:
Minority share of income of TRG	5,717	5,165
Distributions in excess of minority share of income of TRG	3,181	4,010

Beneficial Interest in EBITDA	95,071	87,536

TCO's average ownership percentage of TRG	64.3%	61.3%

Beneficial Interest in EBITDA allocable to TCO	61,126	53,627

(1)	Depreciation and amortization includes depreciation of center replacement assets recoverable from tenants, which were previously classified as recoverable expenses in the Company’s financial statements. In order to be comparable to 2006 amounts, 2005 amounts have been restated to include depreciation of center replacement assets that were reimbursed in the period of acquisition. See Note 3 to Table 1 of this release.

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TAUBMAN CENTERS, INC.
Table 5 — Balance Sheets
As of March 31, 2006 and December 31, 2005

(in thousands of dollars)

	As of

	March 31, 2006	December 31, 2005

Consolidated Balance Sheet of Taubman Centers, Inc. (1):

Assets:
Properties	3,285,949	3,081,324
Accumulated depreciation and amortization	(739,993)	(651,665)

	2,545,956	2,429,659
Investment in Unconsolidated Joint Ventures	107,525	106,117
Cash and cash equivalents	140,771	163,577
Accounts and notes receivable, net	34,385	41,717
Accounts and notes receivable from related parties	2,370	2,400
Deferred charges and other assets	54,971	54,110

	2,885,978	2,797,580

Liabilities:
Notes payable	2,275,185	2,089,948
Accounts payable and accrued liabilities	208,657	235,410
Dividends and distributions payable	16,096	15,819
Distributions in excess of investments in and net income of
Unconsolidated Joint Ventures	91,258	101,028

	2,591,196	2,442,205

Preferred Equity of TRG	29,217	29,217

Shareowners' Equity:
Series A Cumulative Redeemable Preferred Stock	45	45
Series B Non-Participating Convertible Preferred Stock	28	29
Series G Cumulative Redeemable Preferred Stock
Series H Cumulative Redeemable Preferred Stock
Common Stock	528	519
Additional paid-in capital	687,763	739,090
Accumulated other comprehensive income (loss)	(7,676)	(9,051)
Dividends in excess of net income	(415,123)	(404,474)

	265,565	326,158

	2,885,978	2,797,580

Combined Balance Sheet of Unconsolidated Joint Ventures (2):

Assets:
Properties	913,728	1,076,743
Accumulated depreciation and amortization	(295,872)	(363,394)

	617,856	713,349
Cash and cash equivalents	22,139	33,498
Accounts and notes receivable	16,885	23,189
Deferred charges and other assets	16,501	24,458

	673,381	794,494

Liabilities:
Notes payable	822,347	999,545
Accounts payable and other liabilities	36,670	59,322

	859,017	1,058,867

Accumulated Deficiency in Assets:
Accumulated deficiency in assets - TRG	(138,535)	(170,124)
Accumulated deficiency in assets - Joint Venture Partners	(44,156)	(91,179)
Accumulated other comprehensive income (loss) - TRG	(2,333)	(2,430)
Accumulated other comprehensive income (loss) - Joint Venture Partners	(612)	(640)

	(185,636)	(264,373)

	673,381	794,494

(1)	The March 31, 2006 balance sheet amounts include Cherry Creek Shopping Center, which the Company began consolidating upon the adoption of EITF 04-5 on January 1, 2006. The effect of adopting EITF 04-5 on the January 1, 2006 balance sheet was an increase in assets of approximately $128 million and liabilities of approximately $180 million, and a $52 million reduction of additional paid-in capital, representing the cumulative effect of change in accounting principle.

(2)	Amounts exclude The Pier at Caesars, a center under construction, which TRG made a $4 million contribution to in January 2005. Amounts as of March 31, 2006 also exclude Cherry Creek Shopping Center, which the Company began consolidating upon the adoption of EITF 04-5.

Taubman Centers/12

TAUBMAN CENTERS, INC.
Table 6 — 2006 Earnings Guidance

(all dollar amounts per common share on a diluted basis; amounts may not add due to rounding)

	Range for Year Ended December 31, 2006 Before Equity and Financing Costs		Equity and Financing Costs (1)	Range for Year Ended December 31, 2006

Funds from Operations per common share	2.50	2.55	(0.09)	2.41	2.46

Real estate depreciation - TRG	(1.69)	(1.60)		(1.69)	(1.60)

Depreciation of TCO's additional basis in TRG	(0.13)	(0.13)		(0.13)	(0.13)

Distributions in excess of earnings allocable to
minority interest	(0.23)	(0.15)	(0.05)	(0.28)	(0.20)

Net income allocable to common shareholders,
per common share	0.46	0.67	(0.14)	0.31	0.52

(1)	The Company recognized a charge of $2.1 million during the first quarter of 2006 in connection with the write-off of financing costs related to the pay-off of the loans on The Shops at Willow Bend. During April 2006, the Company announced its plan to redeem the $113 million of outstanding shares of Series A Preferred Stock with the proceeds of the issuance of Series I Preferred Stock in May 2006. The Series I Preferred Stock is callable at any time, and as the floating rate return escalates over time, the Company expects to redeem the Series I Preferred Stock prior to the rate increase that occurs 60 days after issuance. The Company expects to record charges of approximately $4 million and $0.5 million, representing the difference between the carrying values and the redemption prices of the shares of Series A and Series I Preferred Stock, respectively. The Company also expects to recognize a charge of $1.0 million during the third quarter of 2006 in connection with the write-off of financing costs related to the pay-off of the loan on Dolphin Mall, when it becomes prepayable in August 2006.